EXCO RESOURCES, INC.
           UNANIMOUS CONSENT TO MEETING OF BOARD OF DIRECTORS
                           NOVEMBER 15, 1996


The following Directors, being all of the directors, hereby agree to the following resolution:

     WHEREAS, at a meeting of the Shareholders of EXCO Resources, Inc. held July 11, 1996 the 1996 Directors Plan was approved, which provided that beginning July 1, 1996 each director would receive an annual fee of $12,000 payable 50% in cash and 50% in common stock of the Company, and each director would also be granted on the date the Director is initially elected or appointed as a director of the Company an option ("Director Option") to purchase 100,000 common shares of the Company vesting 25,000 shares per year over a four year period.

     AND WHEREAS, the extension delays experienced by the Company in making an acquisition have created a cash flow need such that the cost of meeting the obligation for payments to Directors will only intensify that need,

     THEREFORE RESOLVED, that the 1996 Directors Plan be modified for the period July 1, 1996 to December 31, 1996, as follows:

     1. Annual fee to Directors will remain at $12,000 but will be paid in shares of common stock instead of 50% cash.

     2.   No Director Option will be granted nor vested until January 1997.




/s/David N. Fitzgerald                          /s/ Glenn L. Seitz
------------------------------                  ------------------------------
David N. Fitzgerald, Chairman                   Glenn L. Seitz, Director
  of the Board



/s/ Charles W. Gleeson                          /s/ William R. Granberry
-------------------------------                 -------------------------------
Charles W. Gleeson, Director                    William R. Granberry, Director



/s/ Richard D. Collins
-------------------------------
Richard D. Collins, Director